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                                EXHIBIT 99(c)(1)





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                            [POLK AUDIO LETTERHEAD]



FOR IMMEDIATE RELEASE

                   POLK AUDIO PUMPS UP THE VOLUME AT THE AMEX

         NEW YORK, June 6, 1996 - The American Stock Exchange today began trading the common stock of Polk Audio, Inc., an international manufacturer of high quality sound audio equipment.

         Commenting on today's listing, George Klopfer, Chief Executive Officer of Polk Audio said, "We have decided to list our shares on the American Stock Exchange as part of a larger effort to enhance the attractiveness of our shares to public investors. Our specific goals in this case are to improve the liquidity of our shares by drastically curtailing the transaction costs incurred by investors, and also to raise our visibility in the investment community."

         Based In Baltimore, Maryland, Polk Audio designs, manufactures and markets high quality loudspeaker systems for the home and automotive markets. Many of the company's products feature the latest innovative and patented technologies.

         Polk Audio sells its products through specialty retailers in the United States, Canada, the United Kingdom and Germany. Additionally, through international distributors in approximately 45 foreign countries.

         Trading under the ticker symbol PKA, the stock opened today at 14 1/4 on 3,000 shares. The company was formerly traded on the Nasdaq National Market. AIM Securities/Aegis Specialists has been selected as the specialist unit for the new listing.

         As the nation's second largest stock exchange, the American Stock Exchange is the only primary marketplace for both stocks and derivative securities.

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